Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this resale Registration Statement on Form S-3 of our auditors’ report dated February 28, 2018, relating to the consolidated financial statements of Zomedica Pharmaceuticals Corp. and its subsidiaries (the “Company”) for the years ended December 31, 2017 and 2016, (which report expresses an unqualified opinion), appearing in the Annual Report on Form 10-K of the Company filed February 28, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this resale Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

December 21, 2018

Toronto, Canada